Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of February 8, 2018 by and among Eagle Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Arsia Therapeutics, LLC, a Delaware limited liability company (“Seller”) Eagle Biologics, Inc. (f/k/a Arsia Therapeutics, Inc.), a Delaware corporation (the “Company”) and Amy Schulman, in her capacity as representative of the Seller (the “Seller Representative”).

WHEREAS, Buyer, Seller, the Company, the Seller Representative and certain other parties (collectively, the “Parties”) have entered into that certain Stock Purchase Agreement, dated November 10, 2016 (the “Purchase Agreement”), pursuant to which Seller sold to Buyer all of the issued and outstanding capital stock of the Company;

WHEREAS, pursuant to Section 10.3 of the Purchase Agreement, the Purchase Agreement may be amended by a written instrument signed by Buyer and the Seller Representative; and

WHEREAS, Buyer and Seller Representative desire to amend the terms of the Purchase Agreement as set forth herein, in order to eliminate Seller’s right to certain milestone payments in consideration of certain cash payments as set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1

AMENDMENT

1.1          Milestone Payment Amendment.

(a)           Notwithstanding anything to the contrary in the Purchase Agreement, including, without limitation Section 1.4, Buyer shall pay to Seller fifteen million dollars ($15,000,000) in cash within five (5) business days of the date of this Amendment.  The foregoing payment shall be made by wire transfer of immediately available funds to an account designated by the Seller Representative on or prior to the date hereof.

(b)           Effective upon the date of this Amendment, all of Buyer’s obligations under or with respect to Section 1.4 of the Purchase Agreement, including Buyer’s obligations to make any Milestone Payment under the Purchase Agreement, shall be terminated and deemed of no further force or effect.

(c)           Notwithstanding anything to the contrary in the Purchase Agreement, all references to the term “Milestone Payment” in Article 9 of the Purchase Agreement shall mean $15,000,000.

1.2          Survival.  Except as expressly modified in Section 1.1 of this Amendment, the Purchase Agreement shall remain in full force and effect.

ARTICLE 2

MISCELLANOUS

2.1          Definitions.  Capitalized terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

2.2          Entire Agreement.  This Amendment, the Purchase Agreement (including the Exhibits, Annexes and Schedules thereto), the Joinder Agreement and any collateral agreements executed in connection with the consummation of the transactions contemplated therein contain the entire agreement among the Parties with respect to the transactions contemplated by the Purchase Agreement and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

2.3          Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Counterparts may be exchanged by facsimile, pdf or other electronic format.

2.4          Governing Law.  This Amendment (including any claim or controversy arising out of or relating to this Amendment) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of  Delaware.

2.5          Severability.  If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect.  Any provision of this Amendment held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

2.6          Binding Effect; No Assignment.  This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Amendment is not assignable without the prior written consent of the other Parties; provided, however, that the Buyer may assign this Amendment (i) to any Affiliate of the Buyer, (ii) to a third party that acquires all or substantially all of the assets or capital stock of the Buyer, or (iii) to the Buyer’s lenders in connection with the provision of collateral.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

BUYER:

EAGLE PHARMACEUTICALS, INC.

By:	/s/ Scott Tarriff
Name:	Scott Tarriff
Title:	Chief Executive Officer

[Signature Page to Amendment]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

SELLER:

ARSIA THERAPEUTICS, LLC

By:	/s/ Amy Schulman
Name:	Amy Schulman
Title:	CEO

COMPANY:

EAGLE BIOLOGICS, INC. (F/K/A ARSIA THERAPEUTICS, INC.)

By:	/s/ Scott Tarriff
Name:	Scott Tarriff
Title:	Chief Executive Officer

THE SELLER REPRESENTATIVE:

/s/ Amy Schulman
Amy Schulman

[Signature Page to Amendment]